Exhibit 4.8

Novartis AG

Long Term Incentive Plan

Adopted by the Board of Directors on January 22, 2014 and amended thereafter Version effective in relation to awards made on or after January 1, 2017

Contents

NOVARTIS AG LONG TERM INCENTIVE PLAN		1

1.	PURPOSE OF THE PLAN	1

2.	GRANTING OF AWARDS	1

3.	DIVIDENDS AND DIVIDEND EQUIVALENTS	3

4.	VESTING OF AWARDS	4

5.	LAPSE OR FORFEITURE OF AWARDS	6

6.	CESSATION OF EMPLOYMENT	6

7.	CORPORATE EVENTS	8

8.	PARTICIPANT RIGHTS AND OBLIGATIONS	9

9.	CLAWBACK	9

10.	TAX, SOCIAL SECURITY AND OTHER CHARGES	10

11.	TRANSFER OF AWARDS	10

12.	COMPANY DOCUMENTS	10

13.	BOARD’S POWERS	10

14.	ADMINISTRATION AND REGULATIONS	11

15.	AWARDS NOT PENSIONABLE ETC.	11

16.	NOTICES	11

17.	DATA PROTECTION	11

18.	AMENDMENT AND TERMINATION OF THE PLAN	11

19.	COMPLIANCE WITH LAW AND ARTICLES OF INCORPORATION	12

20.	APPLICABLE LAW	12

21.	DEFINITIONS AND INTERPRETATION	13

SCHEDULE 1 LONG TERM PERFORMANCE PLAN		17

1.	APPLICATION OF THE SCHEDULE	17

2.	PERFORMANCE PERIOD	17

3.	PERFORMANCE CONDITIONS AND LTPP AWARDS VESTING	17

4.	AMENDMENTS	18

SCHEDULE 2 LONG TERM RELATIVE PERFORMANCE PLAN		19

1.	APPLICATION OF THIS SCHEDULE	19

2.	PERFORMANCE PERIOD	19

3.	PERFORMANCE CONDITIONS AND LTRPP AWARDS VESTING	19

4.	AMENDMENTS	20

SCHEDULE 3 PARTICIPANTS WHO ARE OR BECOME MEMBERS OF THE ECN		21

1.	APPLICATION OF THIS SCHEDULE	21

2.	DEFINITIONS	21

3.	CESSATION OF EMPLOYMENT — INTRODUCTION	21

4.	CESSATION OF EMPLOYMENT AS A RESULT OF RETIREMENT	21

5.	CORPORATE EVENTS	22

SCHEDULE 4 UNITED STATES		23

1.	APPLICATION OF THIS SCHEDULE	23

2.	GRANT OF AWARDS — SHARE SUBJECT TO THE PLAN	23

3.	DEFINITIONS	23

4.	STOCK APPRECIATION RIGHTS	23

5.	CONSEQUENCES OF VESTING — RESTRICTED STOCK UNITS	25

6.	CORPORATE EVENTS	25

7.	CODE SECTION 409A	25

SCHEDULE 5 SELECT PLAN 2015		27

1.	APPLICATION OF THE SCHEDULE	27

2.	PURPOSE	27

3.	PARTICIPANTS	27

4.	VESTING AND OTHER CONDITIONS	27

5.	DEFINITIONS	27

6.	CESSATION OF EMPLOYMENT	28

7.	US SELLING RESTRICTIONS	29

8.	APPENDICES TO THE SELECT PLAN	29

APPENDIX 1 NOVARTIS SELECT PLAN SWITZERLAND		30

1.	SELECT SWITZERLAND	30

2.	SELECT CHOICES SWITZERLAND	30

3.	CESSATION OF EMPLOYMENT	30

SCHEDULE 6 NOVARTIS RESTRICTED STOCK UNIT PLAN — FRENCH QUALIFIED RSU PLAN		31

1.	FRENCH QUALIFIED RSU PLAN	31

2.	APPLICATION	31

3.	ELIGIBILITY	31

4.	AWARD LIMIT	31

5.	NO CASH SETTLEMENT	31

6.	VESTING PERIOD	31

7.	DEFINITIVE TRANSFER OF SHARES	32

8.	SALES RESTRICTIONS	32

9.	CLOSED PERIODS	32

10.	NON-TRANSFERABILITY OF RSUS	32

11.	DEATH OF A PARTICIPANT	33

12.	DISABILITY OF A PARTICIPANT	33

13.	PARTICIPANT’S ACCOUNT	33

14.	RESTRICTION ON GRANT TO CORPORATE OFFICERS	33

15.	ADJUSTMENTS DUE TO CERTAIN CORPORATE AND OTHER EVENTS	33

SCHEDULE 7 NOVARTIS VENTURE FUND PERFORMANCE PLAN		34

1.	APPLICATION OF THE SCHEDULE	34

2.	PERFORMANCE CONDITIONS AND VESTING	34

3.	DEFINITIONS	34

4.	TARGET PROCEEDS PERFORMANCE CONDITION	34

5.	IRR PERFORMANCE CONDITION	35

6.	AMENDMENTS	35

NOVARTIS AG LONG TERM INCENTIVE PLAN

1.             PURPOSE OF THE PLAN

The purpose of the Plan is to enhance the alignment of the participants in the Plan with the interests of the Company and its shareholders and to foster long term value creation.

The Rules govern the grant of Awards under the Plan and any sub-plan of the Plan, including the Long Term Performance Plan, the Long Term Relative Performance Plan, Select 2015 and other forms of long term incentive awards (including special, off cycle and ad hoc awards.

2.             GRANTING OF AWARDS

2.1          Selection of Participants

The Board may select any Eligible Employee to be granted an Award.

2.2          Timing of Awards

Subject to any Dealing Restrictions which prevent Awards being granted, the Board may grant Awards at any time during a Grant Period.

2.3          Decisions relating to Awards

In respect of any Award (whether Restricted Stock, Restricted Stock Units, SARs or other form of award) the Board will determine:

(a)           the type of Award to be granted;

(b)           where relevant, whether the Award is in respect of Shares or ADIs;

(c)                                  if the Award is a SAR, the base value from which the growth in value is to be measured;

(d)                                 if the Award does not comprise Restricted Stock, Restricted Stock Units or SARs, the form and terms and conditions of any such Award;

(e)                                  subject to Rule 2.4, the minimum, target and maximum number of Shares or ADIs to be subject or linked to the Award;

(f)            the Vesting Date or Vesting Dates;

(g)                                  whether the Award is subject to Performance Conditions and, if so, the terms of such Performance Conditions (including the applicable Performance Period);

(h)                                 whether the Award (or Shares or other rights comprising the Award) is subject to any holding or blocking period and if so the terms of any such period;

(i)                                     whether or not the Award will carry Dividend Equivalents and, if so, the form of such Dividend Equivalents;

(j)            whether the Participant is required to sell sufficient Shares to meet Taxation; and

LTIP rules — January 22, 2014 and amended thereafter (effective in relation to awards made on or after January 1, 2017)

(k)           which, if any, Schedules to the Plan will apply to the Award.

2.4          Determining the number of Shares or ADIs subject to an Award

In order to determine the minimum, target and maximum number of Shares or ADIs subject to or linked to an Award, the Board shall:

(a)                                 divide the relevant percentage of salary (as determined by the Board) expressed as a cash sum by the Market Value of a Share or ADI (as appropriate) as at the date immediately preceding the Grant Date and then, where necessary, round up to the nearest whole Share or ADI; or

(b)           apply such other method as the Board may determine from time to time.

2.5          Change of Performance Conditions

Notwithstanding Rule 18 (amendment and termination of the Plan), the Board may change a Performance Condition applicable to an outstanding Award if there are circumstances which cause the Board to consider that an altered performance condition would be a fairer measure of performance. Any such altered Performance Condition must be, in all material respects, no easier and no harder to satisfy than the original Performance Condition.

2.6          Award documentation

Each Award will be granted by resolution of the Board.

Each Participant shall receive a notice of the grant of an Award (either electronically or in hard copy) in such form as the Board shall determine from time to time.

The Board may determine in relation to any Award that the Participant shall be required to accept or acknowledge the grant of the Award to him. If a Participant is so required, the Board will also determine the time within which the Participant must provide such acceptance or acknowledgement and the consequences of not doing so.

Alternatively, the Board may determine that a Participant who receives an Award is deemed (as of the time of receipt) to have agreed to the Rules (including applicable Schedules) and the terms set out in the notice of the grant of the Award. If this is the case, a Participant may reject his Award within 14 days of receiving the notice of grant of that Award (or such longer period as the Board permits or is otherwise required by law). If a Participant does so reject his Award, then immediately on such rejection that Award shall lapse or, in the case of Restricted Stock, the Shares under that Award shall be forfeited.

2.7          Schedules to the Plan

The Board may establish such schedules to the Rules as it considers necessary or appropriate. Such schedules may be included in the Plan in such a way that they create special rules applicable to certain Eligible Employees or categories of Eligible Employees and/or to constitute sub-plans to the Plan for Eligible Employees inside and outside Switzerland.

2.8          Policies etc

Awards shall be subject to all applicable policies and procedures adopted by the Group from time to time, including without limitation the policies entitled “Policy for the treatment of awards in the event of a new hire, modified target, assignment or transfer within the Group” and “Policy for the grant of equity awards under the Novartis AG Long Term Incentive Plan in circumstances where an employee may leave the Group or has received an unsatisfactory performance or behaviour rating”.

3.             DIVIDENDS AND DIVIDEND EQUIVALENTS

3.1          Restricted Stock Units and SARs

A Participant holding an Award of Restricted Stock Units or SARs shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of such an Award unless and until the Shares comprising the Award are transferred to or acquired by the Participant.

3.2          Restricted Stock

The Board in relation to an Award of Restricted Stock may determine that the Participant must agree to surrender or waive any right to vote, receive dividends or any other rights of a shareholder in respect of such Award.

3.3          Dividend Equivalents

If the Board determines that an Award carries Dividend Equivalents:

(a)                                 unless the Board decides otherwise, the number of Shares (or notional Shares if the Award is a SAR) subject to the Award will be increased by the number of Shares which could have been acquired by the reinvestment in the purchase of Shares (at the market value of a Share on each relevant dividend payment date) of dividends payable between the Grant Date and the Vesting Date on that number of Shares (or notional Shares) subject to the Award that Vests; or

(b)                                 if the Board decides that Dividend Equivalents would not be on a notional reinvestment basis as described in Rule 3.3(a), as soon as practicable after the time an Award vests in full (and Shares are transferred or acquired or cash is paid to the Participant) the Company (or the Participant’s Employer) shall pay to the Participant (in cash or Shares) (subject to all applicable tax and social security deductions) an amount equal to the aggregate dividends which would have been paid on the Award (including in respect of notional Shares for Awards that are SARs) between the Grant Date and the Vesting Date; or

(c)                                  the Board may decide that the Dividend Equivalents may be calculated on any other basis.

For the avoidance of doubt, the amount of a dividend, for these purposes is the amount of the gross dividend before taxes.

For the purposes of this Rule 3, “market value” shall be determined by the Board on each relevant occasion.

Unless otherwise determined by the Board at any time or times, a Participant is not entitled to receive Dividend Equivalents with respect to the time period between the Vesting Date and the date that the relevant Shares are transferred to or acquired by him or payment in respect of the Award is made.

4.             VESTING OF AWARDS

4.1          General

Vesting of Awards under the Plan, transfer of Shares or ADIs or payment of cash is subject to any Rules or law that may require otherwise, including Rule 4.6 (dealing restrictions), Rule 4.8 (delivery of Shares or ADIs to a deposit account), Rule 5 (lapse or forfeiture of Awards) and Rule 9 (clawback).

The Board shall determine the number of Shares (or amount of cash in respect of a SAR) comprising an Award that shall Vest on any particular day or days.

4.2          Normal Vesting

Subject to satisfying applicable Performance Conditions to which the Award is subject and the exceptions set out in the Rules, an Award shall Vest on the Vesting Date (or, if there is more than one Vesting Date, as to the relevant number of Shares or relevant cash entitlement in the case of SARs on each Vesting Date) or, if later, the date or dates on which the Performance Condition is confirmed as satisfied by the Board.

4.3          Consequences of Vesting — Restricted Stock Units

As soon as practicable after the Vesting the Company shall transfer the number of Shares (or pay or procure to be paid a cash sum if the Board has determined that the RSU is to be settled in cash) in respect of which the Award has Vested to the Participant.

4.4          Consequences of Vesting — Restricted Stock

On Vesting the restrictions applicable to the relevant Restricted Stock under the Plan shall cease to apply to the extent such Restricted Stock Vests.

4.5          Consequences of Vesting — SARs

As soon as practicable after Vesting the Company or the Participant’s Employer shall pay to the Participant a sum equal to growth in the market value (as determined by the Board) of the number of Vested notional Shares comprising each SAR.

4.6          Dealing Restrictions

If the Vesting of an Award is prevented on any date by a Dealing Restriction, the Award shall Vest on the first day it is not so prevented.

If the transfer of Shares or ADIs (or payment of cash) on or following Vesting is prevented by a Dealing Restriction, the period for such transfer or payment shall start from the first date on which it is no longer so prevented.

Shares received by a Participant on or following Vesting may be subject to Dealing Restrictions. Subject to any such restrictions, a Participant may sell (or may be required to do so) a sufficient number of such Shares to meet Taxation (as defined in Rule 10 (tax, social security and other charges)).

4.7          Fractional entitlements

Any fractional number of Shares which arises for any reason under the Plan shall be aggregated as at the Vesting Date and rounded up to the nearest whole Share (or, in the case of a SAR, notional Share), unless the Board determines otherwise.

4.8          Delivery of Shares or ADIs to a deposit account

Subject to Board determination otherwise, all Shares and ADIs transferred to Participants under the Plan shall be transferred to and registered in one single securities account (Securities Deposit Account) held in trust by such service provider as is nominated from time to time by the Company.

If a Participant Ceases Employment, the Participant must dispose of or if possible transfer from the Securities Deposit Account to a private securities account all of the Shares or ADIs managed by the service provider within the period of three months. If that is not done, the service provider will sell all of the Shares at market value without delay on behalf of the Participant or the Participant’s successor and transfer the proceeds less costs of sale to the Participant’s last known salary account and such transfer is in full and final satisfaction.

If a Participant Ceases Employment due to death, the period within which the Participant’s personal representative or successor in title must dispose of or transfer the Shares is twelve (12) months or such longer period as the Board may determine.

If the Company’s contract with the service provider for administration of the Plan ends in circumstances where the Plan continues, the Company will make arrangements for appropriate services to be provided by another service provider that the Company shall instruct at its sole discretion. In such circumstances, each participant must give all notices and take all steps necessary to end the trust or custody agreement with the old service provider and appoint a new service provider.

The procedures specified above may be altered and other procedures established by the Board.

4.9          Lock-In period

Subject to Rule 4.10, the Board may determine or a Participant may elect at any time (in such form as the Board requires) that Shares or ADIs transferred or to be transferred to him under the Plan are or will be held in the Securities Deposit Account for a fixed period of time (the Lock-In Period) during which time such a Participant may not alienate such Shares or ADIs or create any security interest in or encumbrance on such Shares except as may be necessary for the proper administration of the Plan.

During the Lock-In Period, the participant is entitled without restriction to the dividend and voting rights associated with the Shares or ADIs the Participant acquired.

4.10        Cash, Share and ADI alternatives

The Board may decide to satisfy an Award (including any Dividend Equivalents) by:

(a)                                 paying or procuring to be paid to the Participant a sum equal to the market value (as determined by the Board) of the number of Shares that would otherwise have been transferred to the Participant following the Vesting of that Award; or

(b)                                 delivering to the Participant ADIs with a value equal to the market value of the number of Shares that would otherwise have been transferred to the Participant following the Vesting of that Award; or

(c)                                  in the case of SARs delivering to the Participant Shares or ADIs with a value equal to the cash sum that would otherwise have been paid to the Participant following the vesting of that Award.

5.             LAPSE OR FORFEITURE OF AWARDS

Subject to Board determination otherwise, Awards lapse or in the case of Restricted Stock are forfeited on the earlier of:

(a)                                 failure to meet the Performance Conditions to the extent such Performance Conditions are not met; and

(b)                                 the occurrence of any event described in the Rules resulting in forfeiture or lapse of Awards, including under Rule 6 (cessation of employment) and Rule 7 (corporate events).

6.             CESSATION OF EMPLOYMENT

6.1    Introduction

This Rule 6 applies where a Participant Ceases Employment.

Notwithstanding any other part of this Rule 6, the Board may, in its discretion with no obligation to do so, allow (on such terms as the Board decides, including, without limitation, the Participant first executing and not revoking a general release of claims acceptable to the Company) a greater proportion of an Award to Vest and/or accelerate the time at which Vesting occurs and/or treat a Participant who has Ceased Employment as having done so within Rules 6.3, 6.4 or 6.6.

In the event that Awards are outstanding pursuant to Rules 6.3 or 6.4 and the Participant dies prior to the Vesting of those Awards, then Rule 6.6 shall apply.

6.2    General

Unless Rule 6.3, Rule 6.4 or Rule 6.6 applies, an Award that has not Vested will lapse or be forfeited on the day the Participant Ceases Employment.

6.3    Cessation of Employment as a result of Retirement

If a Participant Ceases Employment because of Retirement with the agreement of the Participant’s employer his Award shall, subject to Rule 6.5 and, if so determined by the Board, the Participant first executing and not revoking a general release of claims acceptable to the Company, Vest on the Vesting Date to the extent the Performance Conditions have been met PROVIDED ALWAYS THAT if the Cessation of Employment in respect of which this Rule 6.3 applies occurs on or before the first anniversary of the Grant Date then the extent to which such Award Vests shall be reduced to take account of the proportion of the Performance Period as has elapsed when the Cessation of Employment occurs.

6.4    Cessation of Employment for other good reasons and following sale

If a Participant Ceases Employment because of:

(a)                                 termination of employment by the Participant’s Employer (whether or not by notice) other than for misconduct or poor performance;

(b)           his Employer ceasing to be a member of the Group;

(c)                                  the business for which the Participant works is transferred to a person which or who is not a member of the Group,

his Award shall, subject to Rule 6.5 and, in relation to Rule 6.4(a) and if so determined by the Board, the Participant first executing and not revoking a general release of claims acceptable to the Company, Vest on the Vesting Date in respect of a proportion of the Award (corresponding to such proportion of the Performance Period as has elapsed when the Participant Ceases Employment (notwithstanding Rule 6.1)) to the extent the Performance Conditions have been met provided that the Board may determine in the case of leaving for reasons set out in Rule 6.4(b) or Rule 6.4(c) that some or all of the Awards held by relevant Participants shall be exchanged in accordance with Rule 7.2 (exchange of awards).

6.5    Lapse or forfeiture of Awards on joining a Competitor

Where either Rule 6.3 or 6.4 applies such that Awards are retained by the Participant following Cessation of Employment, in the event that the Participant, in the period commencing on such cessation and ending immediately following the relevant Vesting Date becomes an employee or director (or otherwise provides services to) a Competitor, other than as a direct result of an event within Rule 6.4(b) or Rule 6.4(c), then Awards held by that Participant shall immediately lapse (or in the case of Restricted Stock shall be immediately forfeited).

6.6    Cessation of Employment as a result of death or Disability

If a Participant Ceases Employment as a result of his death or Disability then Awards held by that Participant shall Vest immediately:

(a)                                 if, as at the date of Cessation of Employment, it is impractical to assess performance against the applicable Performance Conditions, at target; or

(b)                                 if, as at the date of Cessation of Employment, it is practicable to assess performance against the applicable Performance Conditions, to the extent the Board determines having regard to performance against the applicable Performance Conditions up to the date of Cessation of Employment.

7.             CORPORATE EVENTS

7.1          Change of Control

If a Change of Control occurs or is anticipated to occur, unvested Awards shall Vest at the effective time of such Change of Control (or such earlier date or time that the Board may determine) as follows:

(a)                                 if, as at the proposed date of Vesting, it is impractical to assess performance against the applicable Performance Conditions, at target; or

(b)                                 if, as at the proposed date of Vesting, it is practicable to assess performance against the applicable Performance Conditions, to the extent the Board determines having regard to performance against the applicable Performance Conditions up to the date of proposed date of Vesting,

PROVIDED ALWAYS THAT if, in respect of an Award, the Change of Control in respect of which this Rule 7.1 applies occurs on or before the first anniversary of the Grant Date then the extent to which such Award Vests shall be reduced to take account of the proportion of the Performance Period as has elapsed when the Change of Control occurs.

Notwithstanding the preceding paragraph of this Rule 7.1, the Board may in its discretion with no obligation to do so, allow a greater proportion of an Award to Vest.

Alternatively, the Board may determine that some or all Awards will be automatically exchanged under Rule 7.2 or may allow Participants to choose Vesting and/or exchange.

7.2          Exchange of Awards

If an Award is exchanged, then:

(a)                                 the exchanged award will be in respect of or by reference to shares in any company determined by the company offering the exchange;

(b)                                 the exchanged award shall have equivalent terms to those of the Award that was exchanged;

(c)                                  the Board may determine that any holding or blocking periods shall continue to apply to the exchanged Award;

(d)                                 the exchanged award will be subject to the Plan as it had effect in relation to the old Award immediately before the exchange;

(e)                                  with effect from the exchange, the Rules will apply as if references to Shares are references to shares over which the exchanged award has been granted;

(f)            the Rules shall apply with such other adjustments as the Board may decide.

7.3          Demerger, variations of share capital and other corporate events

If the Board becomes aware that the Company is or is expected to be affected by any variation of share capital, rights issue, sub-division, consolidation or reduction of share capital, demerger, distribution (other than an ordinary dividend), liquidation or other event (other than a Change of Control) which, in the opinion of the Board, could affect the current or future value of Shares, the Board may:

(a)           adjust Awards in such manner as it considers appropriate;

(b)                                 allow Awards (for all or some Participants) to Vest in whole or in part, subject to any conditions that the Board may impose;

(c)           require some or all Awards to be exchanged under Rule 7.2.

8.             PARTICIPANT RIGHTS AND OBLIGATIONS

The rights and obligations of a Participant under the terms of his or her office, employment or contract are not affected by becoming a Participant. These Rules do not form part of, and will not be incorporated into, any contract between a Participant and any member of the Group.

Participants do not have any right to continued employment with the Group as a result of participating in the Plan, nor are they entitled to any compensation or damages if any benefit under the Plan is reduced or cancelled as a result of applying the Rules.

Selection as a Participant refers only to the participation for the one grant year and does not guarantee a right of participation in the Plan in any subsequent year.

Nothing in this Plan confers any benefit, right or expectation on a person who is not an Eligible Employee or a Participant.

The Plan is discretionary and is not part of the any employment contract with the Employer or with any other Group company. Neither does the Plan create any contract between the Participant and Company or any other Group company, nor does the Plan give rise to a claim or legal entitlement to compensation for the Participant. The Plan may be changed or cancelled by the Board in its absolute discretion. Any future Awards may therefore be changed or cancelled at any time.

9.             CLAWBACK

Participants must adhere at all times to applicable laws, the Articles, the Company’s organisational regulations, the Code of Conduct and all applicable Company, Group or Employer policies (including without limitation the “Malus and clawback policy”), procedures and guidelines. If, in the reasonable opinion of the Board, a Participant fails to comply with any such laws, Articles, regulations, Code of Conduct, policies, procedures and/or guidelines in all material respects then the Board may determine that:

(a)                                 all or any Award (whether vested or unvested) held by the Participant will lapse or be forfeited; and

(b)                                 all or any of a Participant’s Shares or ADIs transferred to him under the Plan following the Vesting of Awards will be forfeited and must be transferred to the Company; and

(c)                                  the Participant must pay the Company (or such other member of the Group as the Board may determine) gross proceeds from the sale of some or all of the Shares or ADIs transferred to him following the Vesting of Awards; and

(d)                                 pay to the Company (or such other member of the Group as the Board may determine) some or all of the gross sums paid to him under the Plan.

10.          TAX, SOCIAL SECURITY AND OTHER CHARGES

The Participant indemnifies each member of the Group against all taxes, social security contributions and other levies for which he is responsible that arise in connection with an Award (together “Taxation”).

The Company and/or the Employer may make such arrangements which it or they consider necessary to meet any liability to pay or account for Taxation (including selling sufficient Shares to meet such liability and accounting for the proceeds of sale to the Company or the Employer). The Participant will promptly do all things necessary to facilitate any such arrangements. Vesting and the transfer of Shares to him can be delayed until he does so.

11.          TRANSFER OF AWARDS

Unless specifically permitted under the Plan or with the prior written consent of the Board, Awards or any rights in respect of any Award may not be transferred, assigned or otherwise disposed of. If Awards (or any rights in respect of Awards) are transferred, assigned or otherwise disposed of or if the Participant becomes bankrupt they shall lapse or be forfeited immediately.

12.          COMPANY DOCUMENTS

The Company may (but need not) send to any Participant any documents which the Company sends to its shareholders.

13.          BOARD’S POWERS

The exercise of any power or discretion, including refraining from exercise, of the Board concerning the Plan or any Award is absolute and unlimited and may be reasonably exercised at any time, subject always to the principle of good faith. When the Board exercises any of its powers or discretions in a way that will impact a Participant, the Board may (but need not) inform the relevant Participant in such manner as the Board shall determine.

Any decision of the Board in connection with the Plan, the interpretation of the Plan and any related documents and in connection with any dispute relating to the Plan will be final and binding.

14.          ADMINISTRATION AND REGULATIONS

14.1        The Plan shall be administered by the Board.

14.2                        The Board may make and vary regulations and policies for the administration and operation of the Plan.

15.          AWARDS NOT PENSIONABLE ETC.

For the avoidance of doubt, Awards under the Plan are not pensionable and do not count in relation to the calculation of benefit under programmes such as life cover, income protection or continuation, medical or such other benefits as the Board may determine.

16.          NOTICES

Any notice or other communication under or in connection with the Plan or any Award may be given:

(a)                                 by the Company to an Eligible Employee or Participant either personally or sent to him at his place of work by electronic mail or other electronic means (including the internet or the intranet) or by post addressed to the address last known to the Company (including any address supplied by the relevant member of the Group) or sent through the Company’s internal postal service; and

(b)           to the Company, either personally or by post to the Company secretary.

Items sent by post shall be pre-paid and shall be deemed to have been received 72 hours after posting. Items sent by electronic mail or other electronic means shall be deemed to have been received at the expiration of 24 hours from when they were sent.

The Board may decide the accept notices given by Participants if received after any time stipulated for receipt.

17.          DATA PROTECTION

Each Participant agrees to the receipt, holding and processing of information in connection with an Award and the general administration of the Plan by the Company and any other member of the Group and any of their advisers or agents and to the transmission of any such information outside of the European Economic Area (including, without limitation, to Switzerland and to the United States of America). Each Participant acknowledges that the EU Commission considers that the United States of America (and various other jurisdictions) do not have adequate data protection laws.

18.          AMENDMENT AND TERMINATION OF THE PLAN

The Board may at any time change the Plan (including amending or adding schedules to the Plan) in any way. Changes may affect Awards already granted provided always that, unless required by law, no such change may be made which is to the material disadvantage of a Participant without that Participant’s prior written consent. The Board shall give notice of any changes to any Participant. The Board may terminate the Plan at any time. Termination will not affect existing Awards.

19.          COMPLIANCE WITH LAW AND ARTICLES OF INCORPORATION

19.1        Compliance with Law etc

The Plan is subject to all applicable laws and the Company’s Articles. If such law or the Articles require, the terms of any provision of the Plan and any Award (including any outstanding Award) shall be interpreted and/or amended and applied to the extent required to comply fully with such law or the Articles.

19.2        Swiss law with respect to the compensation of certain executives of listed companies

The Plan, in particular, is subject to any mandatory provisions of Swiss law pertaining to compensation of governing bodies derived from article 95 paragraph 3 of the Swiss Federal Constitution and the related implementing legislation (VegüV or later implementing Federal law). Any interpretation and/or amendment necessary in respect of any provision of the Plan or any Award as a result of applicable law and/or the Articles (whether currently in force or in the future) to the detriment of the Participant shall not give rise to any claims by or other rights whatsoever of the Participant. This applies in particular if the annual general meeting of the Company does not approve the compensation of the Participant which is subject to approval under the VegüV.

19.3        US Code Section 409A

If a Participant (other than a Participant whose benefits are provided under the United States Schedule) is subject to the United States Internal Revenue Code (“US Code”) (a “US Participant”), and if benefits under this Plan for such US Participant are not exempt from US Code Section 409A, it is intended that to the maximum extent permitted under all applicable law this Plan will be interpreted and administered to conform to the requirements of US Code Section 409A as they apply to such US Participant.

In furtherance of this intent, to the extent that any portion of the benefits provided under the Plan constitutes a “deferral of compensation” under United States Treasury Regulation Section 1.409A-1(b):

(a)                                 any election to voluntarily defer such portion shall be made in accordance with the requirements for an initial deferral under United States Treasury Regulation 1.409A-2(a),

(b)                                 the substantive provisions of Section 4(a) of Schedule 4 to the Plan (United States) shall apply to Awards of SARs with the “market value” in paragraphs 4(a)(i) and 4(a)(ii) of Schedule 4 determined pursuant to Rule 22 of the Plan rather than paragraph 4(a)(iii) of Schedule 4;

(c)           Section 5.2 of Schedule 4 shall apply to Restricted Stock Units, and

(d)           the provisions of Sections 6 and 7 of Schedule 4 shall apply to all such Awards.

20.          APPLICABLE LAW

The Plan is governed by and construed in accordance with the laws of Switzerland, under express exclusion of any provisions of conflict of laws.

The Board may resolve conclusively all questions of fact or interpretation concerning the Plan and has the authority to resolve any dispute of any kind that arises under or in connection with the Plan. In the event a dispute escalates to require resolution by a court, the dispute will exclusively be resolved by the Courts of Basel, Switzerland.

21.                               DEFINITIONS AND INTERPRETATION

In this Plan, unless otherwise required by the Rules:

21.1                        Definitions

ADIs means American depositary instruments being either American Depositary Shares or American Depositary Receipts of the Company as specified in the Grant Notice.

Articles means the articles of incorporation of the Company as amended from time to time.

Award means an award under the Plan (which may be an award of Restricted Stock Units, Restricted Stock, Stock Appreciation Rights or such other form of award referable to the Company’s equity as the Board may determine).

Board means the Company’s Board of Directors or, to the extent permitted by applicable law, the Board’s delegate or, following a Change of Control, those persons who comprised the Board immediately prior to such Change of Control.

Cessation of Employment occurs, for the purposes of the Plan, when a Participant ceases to hold an office or employment with any member of the Group PROVIDED THAT a Participant will not be treated as Ceasing Employment in circumstances in which that Participant is on a leave of absence where the Participant’s right to re-employment is guaranteed either by statute or contract and employment is not otherwise terminated during such leave of absence (in which case the participant will Cease Employment at the time of such termination) and similar terms, such as “Ceases Employment” or “Ceasing to be Employed”, shall be construed accordingly.

Change of Control means any of the following:

(a)                                 any person or group of persons who are acting together purchases or otherwise becomes the beneficial owner or has the right to acquire such beneficial ownership (whether or not such right is exercisable immediately or subject to passage of time or other conditions) of voting securities representing more than 50% of the combined voting power of all outstanding securities of the Company;

(b)                                 the Company’s shareholders approve an agreement to merge or consolidate the Company with or into another corporation as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are or will be owned by the former shareholders of the Company;

(c)                                  the Company’s shareholders approve the sale of all or substantially all of the Company’s business and/or assets to a person or entity which is not a member of the Group, provided that an Internal Reorganisation shall not be a Change of Control.

Code of Conduct means the code of conduct adopted by the Company or any company within the Group which describes the fundamental principles concerning ethical business conduct as amended from time to time.

Company means Novartis AG.

Competitor means any company or other organisation that is, from time to time, part of the Company’s comparator primary healthcare peer group.

Dealing Day means a day on which the Swiss Exchange (SIX) or, in relation to ADIs, the national securities exchange in the US on which ADIs are listed, is open for business.

Dealing Restrictions means restrictions on the dealing in Shares or the grant of Awards imposed by any law, regulation or Code of Practice (including the Novartis Global Insider Trading Policy, as amended or replaced from time to time) or otherwise.

Disability means the Participant is permanently incapable of performing his duties and responsibilities due to illness or accident, in accordance with applicable law, or in the absence of such applicable law, as determined by the Board.

Dividend Equivalents means a right to cash or Shares as described in Rule 3.

Eligible Employee means any member of the Executive Committee and the Corporate Executive Group or any employee or group of employees of the Group as the Board shall determine.

Employer means the member of the Group by or in which the Participant is or, where the context so admits, was an office holder or employed.

Grant Date means the date an Award is made as specified in the Grant Notice.

Grant Notice means a grant notice provided to a Participant in accordance with the Rules.

Grant Period means the period of 42 calendar days commencing:

(a)                                 the day on which the Plan is adopted by the Board;

(b)                                 the Dealing Day immediately following the day on which the Company announces results for any period;

(c)                                  the day on which the Company’s annual general meeting is held; or

(d)                                 any day on which the Board resolves that exceptional circumstances exist which justify the making of an Award.

Group means the Company, all its direct and indirect subsidiaries and any other entity determined by the Board to be a member of the group for the purposes of the Plan.

Internal Reorganisation means any event, offer, scheme, share purchase, merger or arrangement whereby:

(a)                                 a Change of Control occurs; and

(b)                                 immediately afterwards the share capital of the company then controlling (whether directly or indirectly) the Company is owned substantially by the same persons who were shareholders of the Company immediately prior to such event, scheme or arrangement in substantially the same proportions.

Lock-In Period has the meaning set out in Rule 4.9.

Market Value means in relation to a Share or ADI (as appropriate) on any given day:

(a)                                 if the Shares are admitted to trading on the Swiss Exchange (SIX) an amount equal to the closing price on that day (or if there is no such price on that day the last preceding day for which such price is available);

(b)                                 if the ADIs are listed on a national securities exchange in the US an amount equal to the closing price on that day (or if there is no such price on that day the last preceding day for which such price is available;

(c)                                  if the Shares are not admitted to trading on the Swiss Exchange (SIX) or the ADIs are not are listed on a national securities exchange in the US, then such value as is determined by the Board.

Participant means an Eligible Employee who is selected by the Board to participate in the Plan and is employed by the Group at the Grant Date.

Performance Condition means the condition (whether performance, time based or otherwise) set out in any Schedule or such other condition as the Board determines from time to time.

Performance Period means the period over which the Performance Conditions are measured, as determined by the Board.

Plan means the Novartis AG Long Term Incentive Plan.

Restricted Stock means an award of Shares subject to restrictions in accordance with the Plan.

Restricted Stock Units means a right to receive Shares or cash under the Plan (but subject to Rule 4.10 (cash and ADI alternative)).

Retirement means the Cessation of Employment:

(a)                                 subject, for the purposes of the Plan, to approval by the Employer, after having attained retirement age according to the law applicable to the Participant, if any; or

(b)                                 on early retirement in accordance to applicable local law as approved by the Employer; or

(c)                                  by reason of retirement provided that such retirement is approved by the Board and the Employer.

Rules mean the rules of the Plan (including all Schedules).

Schedule means a schedule to the Rules.

Service means the period of continuous employment with the Group ending with the relevant Cessation of Employment for the purposes of the Plan PROVIDED ALWAYS THAT the Board may determine that prior periods of employment with the Group and/or periods of employment with entities outside the Group (but which are subsequently acquired by the Group) may be taken into account.

Share means a registered share of the Company with a par value of CHF -.50 or, in the case of SARs, notional Shares.

Stock Appreciation Rights or SARs means an award under the Plan, the future value of which is based on the increase in the value of Shares (from the base value set by the Board at the time an Award is made) which notionally comprises each SAR from the relevant Grant Date.

VegüV means the Swiss ordinance in executive compensation and is the German abbreviation for the ordinance against excessive compensation in listed companies (in full “Verordnung gegen übermässige Vergütungen bei börsenkotierten Aktiengesellschaften” or compensation of governing bodies in public companies such as members of the executive committee, the board of directors or the advisory boards).

Vesting means:

(a)                                 in the case of Restricted Stock Units, a Participant being entitled to receive Shares or cash;

(b)                                 in the case of Restricted Stock, restrictions under the Plan ceasing to apply;

(c)                                  in the case of SARs, a Participant being entitled to receive a cash sum based on the growth in value of the notional Shares comprising the Award,

and “Vest” shall be construed accordingly.

Vesting Date means the date an Award vests as determined by the Board and specified in the Grant Notice.

21.2                        Interpretation

Unless the context requires otherwise: words importing the singular include the plural and vice versa; the masculine includes the feminine and vice versa; the word “includes” is not a word of limitation; references to “Schedule” shall refer to the appropriate Schedule to the Plan; headings and boldings are for convenience only and do not affect the interpretation of these Rules.

SCHEDULE 1

LONG TERM PERFORMANCE PLAN

1.                                      APPLICATION OF THE SCHEDULE

Where Awards are granted under the Long Term Performance Plan (the LTPP), then the Rules of the Novartis AG Long Term Incentive Plan shall apply subject to the terms set out in this Schedule.

2.                                      PERFORMANCE PERIOD

The Performance Period is the three-year period the Performance Conditions are measured ending on 31 December of the year preceding the year in which the Vesting Date of the relevant LTPP Award occurs or such other period as the Board shall determine as set out in the relevant Grant Notice.

3.                                      PERFORMANCE CONDITIONS AND LTPP AWARDS VESTING

LTPP Awards are subject to Performance Conditions relating both to CVA and Innovation performance. CVA Performance Condition applies to 75% and Innovation Performance Condition to 25% of an LTPP Award. The maximum number of Vested LTPP Awards is 200% of the Awards determined in the Grant Notice before any Dividend Equivalents. The above-mentioned cap applies to Awards subject to each Performance Condition individually as opposed to the total number of Vested LTPP Awards.

3.1                               CVA Performance Condition

For the purposes of this Schedule 1, “Cash Value Added” or “CVA” means the measure (as determined from time to time by the Board) assesses sustainable cash flow less a capital charge on operating assets.

The achievement of CVA Performance Condition is measured by CVA Performance Ratio.

CVA Performance Ratio =	CVA Actual	*100%
CVA Target

Where:

CVA Actual	is the cumulative three-year adjusted CVA, which is measured on expiry of the Performance Period.

CVA Target	is the forward-looking cumulative three-year CVA determined by the Board for the respective Performance Period.

CVA	is Cash Value Added of the Group as defined by the Board.

The number of LTPP Awards that shall Vest on the Vesting Date is determined by multiplying the number of granted LTPP Awards subject to CVA Performance Condition with the CVA Performance Factor. CVA Performance Factor of 100% corresponds to the CVA Performance Ratio of 100%. For each 1% of CVA target over/underachievement the CVA Performance Factor linearly increases/decreases by 3%. The Board approves the final Performance Factor and has the right to adjust it upwards or downwards depending on the overall Company’s performance.

3.2                               Innovation Performance Condition

The Innovation Performance Factor reflects the achievement of the three-year forward-looking Innovation Targets set out for the respective grant of an Award and is determined by the Board as a percentage.

Innovation Targets focus on key innovation program milestones that will improve future business and/or highly contribute to Company’s scientific reputation and are approved by the Board under consultation with Company’s CEO and Research & Development Committee of the Board.

4.                                      AMENDMENTS

The Board may at any time change this Schedule. Subject to Rule 2.5, changes may affect Awards already granted provided always that, unless required by law, no such change may be made which is to the material disadvantage of a Participant without that Participant’s prior written consent.

SCHEDULE 2

LONG TERM RELATIVE PERFORMANCE PLAN

1.                                      APPLICATION OF THIS SCHEDULE

Where Awards are granted under the Long Term Relative Performance Plan (the LTRPP), then the Rules of the Novartis AG Long Term Incentive Plan shall apply subject to the terms set out in this Schedule.

2.                                      PERFORMANCE PERIOD

The Performance Period is the three-year period the Performance Conditions are measured ending on 31 December of the year preceding the year in which the Vesting Date of the relevant LTRPP Award occurs or such other period as the Board shall determine as set out in the relevant Grant Notice.

3.                                      PERFORMANCE CONDITIONS AND LTRPP AWARDS VESTING

LTRPP Awards are subject to the Company’s Total Shareholder Return (TSR) Performance Condition.

TSR is calculated using such standard published methodology as the Board may determine from time to time, including share price growth and dividends paid over the Performance Period.

TSR is measured against a comparator peer group of fifteen peer companies in the global healthcare industry, currently AbbVie, Amgen, AstraZeneca, Biogen, Bristol-Myers Squibb, Celgene, Eli Lilly & Company, Gilead, GlaxoSmithKline, Johnson & Johnson, Merck & Co., Novo Nordisk, Pfizer, Roche and Sanofi. The Board, in its discretion, may alter the constituents of the comparator group in such circumstances as it considers appropriate, including where a constituent company is no longer listed on a stock exchange.

The number of LTRPP Awards Vesting on the Vesting Date is determined by multiplying the number of granted LTRPP Awards with the LTRPP Performance Factor. The LTRPP Performance Factor is determined by the Board based on the following Vesting schedule for all positive values of TSR:

TSR rank compared to the
comparator group	LTRPP Performance Factor

1 to 4	160 to 200 per cent
5 to 8	100 to 150 per cent
9 to 12	20 to 80 per cent
13 to 16	0 per cent

In the event of a non-positive TSR value, the Board may reduce the number of LTRPP Awards which would otherwise Vest.

The maximum number of LTRPP Awards that may Vest is 200% of the number of LTRPP Awards determined in the Grant Notice before any Dividend Equivalent.

4.                                      AMENDMENTS

The Board may at any time change this Schedule. Subject to Rule 2.5, changes may affect Awards already granted provided always that, unless required by law, no such change may be made which is to the material disadvantage of a Participant without that Participant’s prior written consent.

SCHEDULE 3

PARTICIPANTS WHO ARE OR BECOME MEMBERS OF THE ECN

1.                                      APPLICATION OF THIS SCHEDULE

This Schedule shall apply to:

(a)                                 Awards granted to any Participant who at the relevant Grant Date is a member of the ECN; and

(b)                                 Awards granted to any Participant who, after the relevant Grant Date, becomes a member of the ECN.

Where this Schedule applies relevant Awards shall be subject to all the provisions of the Novartis AG Long Term Incentive Plan save as modified below.

2.                                      DEFINITIONS

For the purposes of this Schedule the following definitions shall apply:

“ECN” means the Executive Committee of Novartis AG (including permanent attendees to that committee).

“Retirement” means the Cessation of Employment after:

(a)                                 having attained age 58 or older, or

(b)                                 in respect of those Participants who satisfied the Rule of 60 at December 31, 2015, having attained age 55 or older and having completed at least 10 years of Service.

“Rule of 60” the sum of the Participant’s age plus Service being equal to 60 or more. For the purposes of this definition the Participant’s age and his Service shall be whole calendar years as at December 31, 2015.

3.                                      CESSATION OF EMPLOYMENT — INTRODUCTION

The second paragraph of Rule 6.1 shall not apply.

4.                                      CESSATION OF EMPLOYMENT AS A RESULT OF RETIREMENT

4.1                               Immediately following Rule 6.3 the following shall be added as Rule 6.3A:

“In determining whether to approve Retirement under Rule 6.3(a), the Board shall take into consideration the Participant’s satisfaction of certain conditions, including:

(a)                                 whether the Participant is leaving the Group in good standing and not for “cause” (for example because of dishonesty, misconduct, gross negligence, violation of the Code of Conduct or similar reason);

(b)                                 whether the Participant has returned to his Employer all company property in his possession at his termination;

(c)                                  whether the Participant has cooperated with his Employer in the orderly handover and transition of his duties and responsibilities prior to his date of termination;

(d)                                 whether the Participant has given his written commitment that for one year following his termination he will not work for a Competitor and he will refrain from soliciting other employees of the Group to terminate their employment; and

(e)                                  whether the Participant has affirmed his obligation not to disclose confidential information he received during his employment with the Group and to refrain from using any such information for any purpose not in Group’s business interests.”

4.2                               At the end of Rule 6.6 the following proviso shall be added:

“PROVIDED ALWAYS THAT if, in respect of an Award, the death or Disability in respect of which this Rule 6.6 applies occurs on or before the first anniversary of the Grant Date then the extent to which such Award Vests shall be reduced to take account of the proportion of the Performance Period as has elapsed when Cessation of Employment by reason of death or Disability occurs.”

5.                                      CORPORATE EVENTS

The second paragraph of Rule 7.1 shall not apply.

SCHEDULE 4

UNITED STATES

1.                                      APPLICATION OF THIS SCHEDULE

When Awards under the Plan (including but not limited to Awards under the LTPP, LTRPP and Select Schedules to the Plan) are to be granted the Board may determine that this Schedule applies, in which case such Awards shall be subject to all the provisions of the Novartis AG Long Term Incentive Plan save as modified below.

ADIs subject to the Awards under the Plan are intended to be registered under the United States Securities Act of 1933.

2.                                      GRANT OF AWARDS — SHARE SUBJECT TO THE PLAN

(a)                                 Subject to Rule 7.3, the aggregate number of ADIs made subject to Awards under this Schedule may not exceed 3,510,000.

(b)                                 Such ADIs shall be deemed to have been used in payment of Awards whether they are actually delivered or the market value equivalent of such ADIs is paid in cash. In the event any Award is surrendered or terminated, or expires or is forfeited, the number of ADIs no longer subject thereto shall thereupon be released and shall thereafter be available for new Awards under this Schedule.

(c)                                  ADIs comprising Awards under this Schedule or delivered by the Company in settlement of Awards under this Schedule may be derived from authorised and unissued Shares or from Shares or ADIs held in the treasury of the Company or held by another member of the Group or may be purchased on the open market or by private purchase.

3.                                      DEFINITIONS

For the purposes of this Schedule the following definitions shall apply:

“Company” in this Schedule means Novartis Corporation Inc., a New York corporation.

“Retirement” the Cessation of Employment after having attained age 55 or older and having completed at least 10 years of Service.

4.                                      STOCK APPRECIATION RIGHTS

SARs granted under this Schedule shall be subject to such terms and conditions, not inconsistent with the Plan, as the Board may impose, including, but not limited to, the following:

(a)                                 SARs with Participant discretion to exercise

(i)                                     Base Value. The Base Value for SARs per ADI subject to a SAR shall not be less than 100% of the market value of an ADI at the Grant Date.

(ii)                                  Payment on exercise. On the exercise of a SAR, the Company or the Employer shall pay to the Participant an amount equal to the number of ADIs subject to the SAR multiplied by the excess, if any, of the market value of one ADI on the exercise date over the Base Value.

(iii)                               Market value. For the purposes of SARs subject to this Schedule, “market value” in paragraphs 4(a)(i) and 4(a)(ii) of this Schedule on a given date means:

(aa)                          if the ADIs are listed on a national securities exchange in the United States, the closing sale price reported as having occurred on the primary exchange with which the Shares are listed and traded (currently the New York Stock Exchange) on such date or, if there is no such sale on that date, then the last preceding date on which such a sale was reported;

(bb)                          if the ADIs are not listed on any national securities exchange but is quoted on the National Market System of the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the trade price of the last sale reported on such date or, if there is no such sale on that date, then the last preceding date on which such a sale was reported; or

(cc)                            if the ADIs are not listed on a national securities exchange nor quoted on NASDAQ, on a last sale basis the amount determined by the Board to be the fair market value based upon a good faith attempt to value the Shares accurately.

(iv)                              Dividend Equivalents. If the Board designates Dividend Equivalents to apply to SARs pursuant to Rule 3.3(a), such accumulated Dividend Equivalents shall be paid to the Participant immediately upon Vesting.

(v)                                 No deferral of proceeds. Pursuant to the limitations of the United States Treasury Regulation Section 1.409A-1(b)(5)(i)(B)(3), a Participant may not defer the proceeds of the exercise of a SAR.

(b)                                 SARs without Participant Discretion to exercise

If a SAR is granted with a fixed exercise date and the Participant has no discretion to exercise the SAR, Participants may elect to defer the payment of the proceeds of the automatic exercise of the SAR, and any accumulated Dividend Equivalents, to the date later than the payment date specified in the Award provided that the Participant makes such deferred election either as an initial deferral under United States Treasury Regulation Section 1.409A-2(a) or pursuant to the subsequent deferral provisions of United States Treasury Regulation Section 1.409A-2(b). The Board shall determine whether such deferral is in the form of Shares (ADIs) or cash. If deferrals are in Shares (ADIs), unless otherwise directed by the Board such Shares (ADIs), and any accumulated Dividend Equivalents, shall be delivered upon such deferred payment date. If the deferrals are in cash, the cash proceeds of such automatic exercise of the SARs shall be transferred into the applicable non-qualified deferred compensation plan of the Group entity which employs the Participant.

5.                                      CONSEQUENCES OF VESTING — RESTRICTED STOCK UNITS

5.1                               Participants may elect to defer the payment of Restricted Stock Units, and any accumulated Dividend Equivalents, to the date later than the payment date specified in the relevant Award provided that the Participant makes such a deferred election either as an initial deferral under United States Treasury Regulation Section 1.409A-2(a) or pursuant to the subsequent deferral provisions of United States Treasury Regulation Section 1.409A-2(b). The Board shall determine whether such deferral is in the form of Shares (ADIs) or cash. If deferrals are in Shares (ADIs), unless otherwise directed by the Board, such Shares (ADIs), and any accumulated Dividend Equivalents, shall be delivered from this Plan upon such deferred payment date. If deferrals are in cash, the cash proceeds of such Awards shall be transferred into the applicable non-qualified deferred compensation plan of the Participant’s employing Group company in the United States.

5.2                               Rule 4.3 shall be amended by inserting the underlined words below:

“As soon as practicable after the Vesting (but no later than the 15th day of the third calendar month after the Vesting) the Company shall transfer the number of Shares (or pay or procure to be paid a cash sum if the Board has determined that the RSU is to be settled in cash) in respect of which the Award has Vested to the Participant”.

6.                                      CORPORATE EVENTS

Should the Board determine that adjustments be made to Awards under Rule 7, any such adjustments or modifications must be made in a manner which is consistent with the provisions of section 409A of the United States Internal Revenue Code (“Code Section 409A”).

7.                                      CODE SECTION 409A

7.1.                            Notwithstanding anything under the Plan to the contrary, to the extent applicable, it is intended that the Plan as it applies to Participants shall comply with the provisions of Code Section 409A and the Plan and all applicable Awards be construed and applied in a manner consistent with this intent. In furtherance thereof, any amount constituting a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b) that is payable to a Participant upon a separation from service of the Participant (within the meaning of Treasury Regulation Section 1.409A-1(h)) (other than due to the Participant’s death), occurring while the Participant shall be a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) of the Group (as limited by Code Sections 414(b), (c), (m) and (o)), shall not be paid until the earlier of:

(a)                                 the date that is six months following such separation from service; or

(b)                                 the date of the Participant’s death following such separation from service.

7.2                               Notwithstanding any provision of the Plan to the contrary, to the extent that an Award constituting a “deferral of compensation” subject to Code Section 409A shall be deemed to be vested or restrictions lapse upon the occurrence of a Change of Control, and if such Change of Control does not constitute a “change in control event” (as defined in Treasury Regulation Section 1.409A-3(i)), then even though such Award may be deemed to be vested or restrictions lapse, payment will only be made to the extent necessary to comply with the provisions of Code Section 409A, to the United States participant on the earliest of:

(a)                                 the United States participant’s separation from service, the date payment otherwise would have been made pursuant to the regular payment terms of the Award; or

(b)                                 the Participant’s death.

SCHEDULE 5

SELECT PLAN 2015

1.                                      APPLICATION OF THE SCHEDULE

Where Awards are granted under the Select Plan 2015 (“Select Plan”), then the Rules of the Novartis AG Long Term Incentive Plan shall apply subject to the terms set out in this Schedule.

The Select Plan applies for Select Awards made on or after 1 January 2015.

2.                                      PURPOSE

The purpose of the Select Plan 2015 is to provide selected Eligible Employees of the Company or any member of the Group with an opportunity to receive an Award in respect of Restricted Stock and/or Restricted Stock Units, thus providing an increased incentive for such persons to contribute to the future success and prosperity of the Company and the Group, enhancing the value of the Shares for the benefit of the shareholders of the Company and increasing the ability of the Company and the Group to attract and retain individuals of exceptional skill.

3.                                      PARTICIPANTS

(a)                                 Members of the ECN may not be granted Awards under the Select Plan.

(b)                                 Without prejudice to any subsisting Awards, the Board may, from time to time, exclude from participation under the Select Plan such category or categories of Eligible Employees as the Board may determine.

4.                                      VESTING AND OTHER CONDITIONS

(a)                                 Subject to the Board determining otherwise the vesting period of the Awards under the Select Plan is 3 years.

(b)                                 In the event that an Award comprises Select Restricted Stock, the Participant shall be entitled to receive all dividends declared in respect of such shares (if any) and, other than in the year in which the Award is made if that Award is made after the Company’s annual general meeting, to vote in any meeting of the Company’s shareholders by reference to such shares.

(c)                                  In the event that an Award comprises Select Restricted Stock Units, during the Vesting Period the Participant shall not, in relation to any shares referable to such SRSU, be entitled to any dividends or votes. SRSUs are not tradeable.

5.                                      DEFINITIONS

For the purposes of this Schedule and its Appendices the following definitions shall apply:

“ECN” means the Executive Committee of Novartis AG (including permanent attendees to that committee).

“Select Restricted Stock” or “SRS” shall mean a Share subject to restrictions in accordance with the Select Plan.

“Select Restricted Stock Unit” or “SRSU” shall mean a right to receive a Share (subject to the Board determining that SRSUs or any of them are to be settled in cash) in accordance with the Select Plan after the expiry of the Vesting Period.

“U.S. Person” has the same meaning as set out in Regulation S under the Securities Act of the United States of America provided that “U.S. Person” shall always include any person who is a resident of the United States.

“Vesting Date” means in relation to an Award the Vesting Date specified in the relevant Grant Notice.

“Vesting Period” shall mean the period between the Grant Date and Vesting Date of an Award.

6.                                      CESSATION OF EMPLOYMENT

Rule 6 shall apply save as modified as follows:

6.1                               Cessation of Employment as a result of Retirement

Rule 6.1 shall apply as follows:

“If a Participant Ceases Employment because of Retirement with the agreement of the Participant’s employer his Award shall, provided, if so determined by the Board, the Participant first executes and does not revoke a general release of claims acceptable to the Company, Vest on the date of such Cessation of Employment PROVIDED ALWAYS THAT if the Cessation of Employment in respect of which this Rule 6.3 applies occurs on or before the first anniversary of the Grant Date then the extent to which such Award Vests shall be reduced to take account of the proportion of the Vesting Period as has elapsed when the Cessation of Employment occurs.”

6.2                               Cessation of Employment for other good reasons and following sale

“If a Participant Ceases Employment because of:

(a)                                 termination of employment by the Participant’s Employer (whether or not by notice) other than for misconduct or poor performance;

(b)                                 his Employer ceasing to be a member of the Group;

(c)                                  the business for which the Participant works is transferred to a person which or who is not a member of the Group,

his Award shall, provided, in relation to Rule 6.4(a) and if so determined by the Board, the Participant first executes and does not revoke a general release of claims acceptable to the Company, Vest on the date of such Cessation of Employment in respect of a proportion of the Award (corresponding to such proportion of the Vesting Period as has elapsed when the Participant Ceases Employment provided that the Board may determine in the case of leaving for reasons set out in (b) or (c) above that some or all of the Awards held by relevant Participants shall be exchanged in accordance with Rule 7.2 (exchange of awards).”

6.3                               Cessation of Employment as a result of death or Disability

“If a Participant Ceases Employment as a result of his death or Disability then Awards held by that Participant shall Vest immediately.”

7.                                      US SELLING RESTRICTIONS

The Shares subject to the Select Plan (including those received by Participants following Vesting of SRSUs) have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons except in certain transactions exempt from the registration requirements of the Securities Act. In connection with the acquisition of Shares, each Participant will represent and agree that she/he: is not a U.S. Person; is not purchasing or acquiring the Shares for the account or benefit of any U.S. Person; and has not offered or sold, and will not offer, sell or deliver, any of the Shares within the United States or to, or for the account or benefit of, any U.S. Person except pursuant to registration under the Securities Act or an available exemption from such registration.

8.                                      APPENDICES TO THE SELECT PLAN

The Board may establish such appendices to the Select Plan as it considers necessary or appropriate. Such appendices may be included in such a way that they create special rules applicable to certain Eligible Employees or categories of Eligible Employees and/or constitute sub-plans to the Select Plan.

APPENDIX 1

NOVARTIS SELECT PLAN SWITZERLAND

1.             SELECT SWITZERLAND

Where Awards are granted under the Novartis Select Plan Switzerland (“Select Switzerland”), then the Rules of the Select Plan 2015 (forming a schedule to the Novartis AG Long Term Incentive Plan) shall apply subject to the terms set out in this Appendix 1.

2.             SELECT CHOICES SWITZERLAND

Select Switzerland offers Participants the choice to receive Awards in the form of either:

(a)           Select Restricted Stock (SRS); or

(b)           Select Restricted Stock Units (SRSUs).

The Board may determine that Awards in the form of SRS may be subject to a mandatory blocking period (“Mandatory Blocking Period”). Furthermore, the Board may offer Participants the opportunity to block Awards in the form of SRS after the expiry of the Mandatory Blocking Period (“Additional Blocking Period”). The blocking choices and the terms of the blocking will be determined by the Board from time to time.

3.             CESSATION OF EMPLOYMENT

Rule 6 as applied by Schedule 5 shall apply save as modified as follows:

3.1          General

(a)                                 If upon Cessation of Employment the outstanding SRS are forfeited with immediate effect, no compensation is paid to the Participant for the loss of the Award. In the event the applicable tax authorities decline to reimburse or compensate the personal income tax paid at the time of Award in respect of the forfeited SRS, the Company will compensate such cost on such basis as the Board may determine subject to receipt of such documentary proof as the Board may reasonably require.

(b)           No compensation will be paid for the forfeiture of SRSUs.

3.2          Cessation of Employment — effect on blocking periods

(a)                                 If paragraphs 6.1 or 6.2 of Schedule 5 apply, all SRS held by the Participant will remain blocked until the end of the Mandatory Blocking Period and/or, where applicable, until the end of any Additional Blocking Period.

(b)                                 If a Participant Ceases Employment as a result of his death or Disability all Mandatory and Additional Blocking Periods shall cease to apply immediately.

(c)                                  No further Additional Blocking periods shall be offered following Cessation of Employment.

SCHEDULE 6

NOVARTIS RESTRICTED STOCK UNIT PLAN — FRENCH QUALIFIED RSU PLAN

1.             FRENCH QUALIFIED RSU PLAN

This Schedule 6 sets out the terms of the Novartis Restricted Stock Unit Awards (RSUs) as they apply to participants whose RSUs Grant Notice refers to this Schedule 6 including inter alia awards made under the Select Plan 2015. Any RSUs subject to this Schedule 6 will be deemed French Qualified (meaning granted in compliance with the provisions of articles L.225-197-1 to L.225-197-6 of the French Commercial Code.

This Schedule 6 should be read in conjunction with the Rules of the Novartis AG Long Term Incentive Plan and any Schedule thereto which is referenced in the Grant Notice for a French Qualified RSU and is subject to those terms and conditions except to the extent that those terms and conditions differ from or conflict with the terms set out in this Schedule 6 in which event the terms set out in this Schedule 6 shall prevail.

2.             APPLICATION

This Schedule 6 will apply to RSU Plan participants whose RSUs Grant Notice refers to this Schedule 6 and to French Qualified RSUs.

3.             ELIGIBILITY

French Qualified RSUs shall not be granted under this Schedule 6 to an individual:

(a)                                 unless he is employed by a company which is a subsidiary of Novartis AG, as defined in Article L.225-197-2 of the French “Code de Commerce” in France; or

(b)                                 unless he is a director with a management function as defined in Article L.225-197-1 of the French “Code de Commerce” in France of a company which is a subsidiary of Novartis AG as defined in Article L.225-197-2 of the French “Code de Commerce” in France; or

(c)           who owns more than 10% of the share capital of Novartis AG.

4.             AWARD LIMIT

The number of Shares that may be transferred to Participants under Awards granted under this Schedule 6 shall not exceed 10% of the Company’s share capital. This threshold may be increased to 30% only if the spread between the biggest and the smallest number of RSUs granted to Participants does not exceed a 1 to 5 ratio.

5.             NO CASH SETTLEMENT

Notwithstanding any other provisions of the Novartis AG Long Term Incentive Plan and any of its Schedules, only Shares can be delivered to Participants, and no cash equivalent.

6.             VESTING PERIOD

The Vesting Period applicable to French Qualified RSUs may not be less than two years following the Grant Date even in case of termination of employment for any cause including Retirement and Disability of the Participant. However, notwithstanding the above, in the event of death of a French Qualified RSU Participant, all of his or her outstanding RSUs shall Vest and the shares underlying the RSUs shall be transferred as set forth in paragraph 11 of this Schedule 6.

7.             DEFINITIVE TRANSFER OF SHARES

Notwithstanding any other provisions of the Novartis AG Long Term Incentive Plan and any of its Schedules, once transferred to the Participant, the shares shall not be subject to any clawback or forfeiture provisions.

8.             SALES RESTRICTIONS

In the event the shares underlying the French Qualified RSUs are transferred to the Participant less than four years from the Grant Date, and except in the event of death or Disability of the Participant (as set forth in paragraphs 11 and 12 of this Schedule 6), such shares shall not be disposed of prior to the expiration of a two-year period as calculated from the date the RSUs are converted into shares, or such other period as is required to comply with the minimum mandatory holding period applicable to French Qualified RSUs under Section L. 225-197-1 of the French Commercial Code.

In the event of an exchange of stocks without net balancing cash adjustment resulting from a public offer, a merger, a spin-off, a stock-split or a reverse stock split operation performed during the sale restriction period, such period remains applicable to the stocks received in exchange for the time period remaining at the date of the exchange.

Additionally, if the shares are brought to a company or an investment trust whose capital exclusively consist of shares or equities derivatives giving a right to access to share capital issued by the company or an affiliated company as defined at article L. 225-197-2 of the French Commercial Code, the holding period remains applicable to the shares received in exchange of the contribution for the time period remaining at the date of the contribution.

9.             CLOSED PERIODS

Shares underlying French Qualified RSUs may not be sold during the following period (“Closed Periods”):

(a)                                 within the 10 days before the publication of the annual accounts and 3 days after such publication;

(b)                                 within a period beginning with the date at which executives and/or non-executive directors of Novartis AG become aware of any information which, were it to be public knowledge, could have a significant impact on the price of shares in Novartis AG and ending 10 trading days after the information becomes public knowledge.

These Closed Periods will apply to grants of French Qualified RSUs as long as and to the extent such Closed Periods are applicable under French law. In case the Novartis policies or applicable laws are more restrictive those policies or laws will prevail.

10.          NON-TRANSFERABILITY OF RSUS

Except in the case of death, French Qualified RSUs may not be transferred to any third party.

11.          DEATH OF A PARTICIPANT

In the event of the death of a Participant, all unvested French Qualified RSUs held by the Participant at the time of death shall become immediately vested. Upon the Participants’ heirs request made within 6 months from death, the Company shall transfer the underlying shares to the Participant’s heirs. The Participant’s heirs shall not be subject to the sale restriction set forth in paragraph 8 of this Schedule 6.

12.          DISABILITY OF A PARTICIPANT

In the event of Disability of a Participant during a sale restriction period imposed in accordance with the terms of paragraph 8 of this Schedule 6, the shares transferred shall no longer be subject to the sale restriction set forth in paragraph 8 of this Schedule 6.

The term “Disability” in this Schedule 6 shall correspond to the 2nd and 3rd categories of Article L.341-4 of the French Social Security Code.

13.          PARTICIPANT’S ACCOUNT

The shares transferred pursuant to the RSUs Plan shall be recorded in an account in the name of the Participant with the Company or a broker or in such other manner as the Company may otherwise determine in order to ensure compliance with the sale restrictions set forth in paragraph 8 of this Schedule 6.

14.          RESTRICTION ON GRANT TO CORPORATE OFFICERS

RSUs can only be granted to Corporate Officers (as defined in paragraph 3(b) of this Schedule 6) under this Schedule 6 if the following conditions are met:

(a)                                 RSUs or stock-options are granted in the conditions of the French Commercial Code to at least 90% of the employees of Novartis entities in France; or

(b)                                 A profit sharing agreement (being “accord d’intéressement” as defined in Article L.3312-2 of the French Labour Code, “accord de participation dérogatoire” as defined in Article L.3324-2 of the same Code or “accord de participation volontaire” as defined in Article L.3323-6 of the same Code) benefiting to at least 90% of the employees of Novartis entities in France is in place.

15.          ADJUSTMENTS DUE TO CERTAIN CORPORATE AND OTHER EVENTS

Adjustments to the terms and conditions of the French Qualified RSUs or underlying shares may be made only pursuant to applicable French legal and tax rules.

SCHEDULE 7

NOVARTIS VENTURE FUND PERFORMANCE PLAN

1.       APPLICATION OF THE SCHEDULE

Where Awards are granted under the Novartis Venture Fund Performance Plan (the “NVFPP”), then the Rules of the Novartis AG Long Term Incentive Plan shall apply subject to the terms set out in this Schedule.

2.             PERFORMANCE CONDITIONS AND VESTING

(a)           NVFPP Awards are subject to Performance Conditions relating to:

(i)                                     As to 50% of the Award, Target Proceeds compared to Cash on Cash Multiple (the “Target Proceeds Performance Condition”) over the period of two years commencing with the 1st January immediately preceding the Grant Date (the “Target Proceeds Performance Period”); and

(ii)                                  As to the remaining 50% of the Award, Relative IRR of the NVF (the “IRR Performance Condition”) over the period of 10 years ending with the 1st January immediately preceding the second anniversary of the Grant Date (the “IRR Performance Period”).

(b)                                 Awards shall, to the extent the Performance Conditions are met (as determined by the Board), shall Vest on the third anniversary of the Grant Date (not the expiry of the Target Proceeds Performance Period or the IRR Performance Period) subject to the rules of the Novartis AG Long Term Incentive Plan, including subject to the provisions relating to cessation of employment.

3.             DEFINITIONS

For the purposes of this Schedule the following definitions shall apply:

“Cash on Cash Multiple” means the multiple as determined by the Board which measures the cash return to the Group from the NVF over the applicable Target Proceeds Performance Period.

“IRR” means the internal rate of return, as determined by the Board, applicable to the NVF over the relevant IRR Performance Period.

“NVF” means Novartis Venture Fund.

“Peer Group” means, for the purposes of the IRR, the peers to NVF determined by the Board from time to time.

“Relative IRR” means the IRR ranked against the Peer Group.

“Target Proceeds” means the target proceeds set in relation to each Award by the Board.

4.             TARGET PROCEEDS PERFORMANCE CONDITION

The Target Proceeds Performance Condition shall apply to 50% of an Award. The number of Vested NVFPP Awards shall be determined by the Board by reference to the Target Proceeds Performance Condition provided that the maximum number of Vested NVFPP Awards before any Dividend Equivalents shall be as follows:

(a)                                 In respect of a Participant who, as at the Grant Date, was the head of the NVF, 200%;

(b)           In respect of all other Participants who receive an Award under the NVFPP, 150%.

5.             IRR PERFORMANCE CONDITION

The IRR Performance Condition shall apply to 50% of an Award. The number of Vested NVFPP Awards shall be determined by the Board by reference to IRR Performance Condition provided that the maximum number of Vested NVFPP Awards before any Dividend Equivalents shall be as follows:

(a)           In respect of a Participant who, as at the Grant Date, was the head of the NVF, 200%

(b)           In respect of all other Participants who receive an Award under the NVFPP, 150%.

6.             AMENDMENTS

The Board may at any time change this Schedule. Subject to Rule 2.5, changes may affect Awards already granted provided always that, unless required by law, no such change may be made which is to the material disadvantage of a Participant without that Participant’s prior written consent.